Exhibit 3.31

OPERATING AGREEMENT

OF

MERIDIAN ANIMAL HEALTH, LLC

This Operating Agreement (this “Agreement”) of MERIDIAN ANIMAL HEALTH, LLC is entered into and effective as of November 18, 2013 by SERGEANT’S PET CARE PRODUCTS, INC., a Michigan corporation (the “Member”) pursuant to and in accordance with Chapter 86 of the Nevada Revised Statutes (NRS 86.011, et seq.), as amended from time to time (the “Act”). This Agreement supersedes and completely replaces that certain Company Agreement of Meridian Animal Health, LLC dated as of January 28, 2008, as amended.

1. Name. The name of the limited liability company governed hereby is Meridian Animal Health, LLC (the “Company”).

2. Articles of Organization. The Articles of Organization were originally filed with the Nevada Secretary of State on January 29, 2008 (under the prior name of the Company, Meridian Animal Health Care, LLC).

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement.

5. Principal Business Office. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Nevada is c/o CSC Services of Nevada, Inc., 2215-B Renaissance Drive, Las Vegas, Nevada 89119.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Nevada is: CSC Services of Nevada, Inc., 2215-B Renaissance Drive, Las Vegas, Nevada 89119.

8. Member. The name and the mailing address of the Member is as follows:

Name	Address
SERGEANT’S PET CARE PRODUCTS, INC.	515 Eastern Avenue
Allegan, Michigan 49010

9. Term. The term of the Company shall continue until dissolution of the Company in accordance with Section 21 of this Agreement.

10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member nor any officer, employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11. Capital Contributions. The Member is the sole Member of the Company as of the date of this Agreement. The Member was not required to make any initial contribution to the Company. The Member is not required to make additional capital contributions to the Company.

12. Capital Accounts. A capital account shall be maintained for the Member on the books of the Company. The capital account shall be adjusted to reflect allocations of profit and loss, distributions as provided in Section 13 of this Agreement, and any additional capital contributions to the Company or withdrawals of capital from the Company. Such capital accounts shall further be adjusted to conform to the Treasury Regulations under Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), as interpreted in good faith by the Member.

13. Distributions. Distributions shall be made to the Member at such times and in such amounts as the Member shall determine. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of the Member’s interest in the Company if such distribution would violate NRS 86.343 or other applicable law.

14. Management.

a. In accordance with NRS 86.291, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all things necessary to carry out the terms and provisions of this Agreement.

b. The Member may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Member may reasonably determine.

15. Officers. The Member may, from time to time as it deems advisable, appoint one or more officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business entity formed under the Nevada Revised Statutes, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Member. The Member hereby appoints the following persons to the respective offices set forth below, to serve, in each case, until resignation or removal:

Joseph C. Papa	President

Judy L. Brown	Executive Vice President

John T. Hendrickson	Executive Vice President

Scott R. Rush	Vice President

Todd W. Kingma	Secretary

Ronald L. Winowiecki	Treasurer

David W. Mason	Assistant Secretary

Michael J. Kelly	Assistant Treasurer

16. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17. Exculpation and Indemnification. Neither the Member nor any Officer (each an “Indemnified Party”) shall be liable to the Company or any other person or entity that has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Party’s gross negligence or willful misconduct. To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Party by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

18. Admission of Additional Members; Assignment of Interest in the Company. The Member may assign or transfer a portion of the Member’s interest in the Company, and one or more additional members of the Company may be admitted to the Company, only if all of the resulting members enter into a multiple member operating agreement that provides for voting rights, allocations of profit and loss, timing of distributions, designation of a tax matters partner, and other matters customarily addressed in a multiple member limited liability company operating agreement. Any transfer of a portion of the Member’s interest without entering into a multiple member operating agreement shall be void. An assignee of an interest in the Company shall only be admitted as a member of the Company to the extent expressly provided in the transfer document or multiple member operating agreement, as the case may be.

19. No Certificates for LLC Interests. The membership interests in the Company shall not be represented by certificates.

20. Termination of Membership. Subject to Section 21, the termination, dissolution, death, bankruptcy or adjudicated incompetency of the Member shall not cause a dissolution of the Company, but the rights of the Member to share in the allocations and distributions and to vote on any matter on which the Member has the right to vote shall, on the happening of such an event, devolve on the person designated below the Member’s signature on this Agreement to manage the Company upon the inability to act of the Member or, if such person is unable to so act, on the legal representative of the Member.

21. Dissolution and Winding Up.

a. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the death, disability, bankruptcy or withdrawal of the last remaining Member and (iii) the happening of an event requiring dissolution pursuant to NRS 86.481.

b. Winding Up. In the event of dissolution, the Company shall conduct only such activities permitted by NRS 86.505, including such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

22. Tax Matters Partner. The Member shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code. All expenses incurred by the tax matters partner in connection with his duties as tax matters partner shall be expenses of the Company.

23. Elections. The Member shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Company or any other method or procedure related to the preparation of such tax returns.

24. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

26. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Nevada (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

27. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

MEMBER:

SERGEANT’S PET CARE PRODUCTS, INC.

By:	/s/ Joseph C. Papa
Name:	Joseph C. Papa
Its:	President

The person designated to manage the Company upon the death or inability to act of the Member is                                         .